Exhibit 16.1

EY Building a better Working world	Ernst & Young LLP Suite 600 275 Shoreline Drive Redwood City, CA 94065	Tel: +1 650 802 4500 Fax: +1 650 802 4600

December 8, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated December 2, 2015, of KaloBios Pharmacecuticals, Inc. and are in agreement with the statements contained in paragraphs 1 through 4 on page 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

A member firm of Ernst & Young Global Limited